ADMINISTRATIVE SERVICES AGREEMENT
                        ---------------------------------


     AGREEMENT dated as of October 29, 1999 between Brundage, Story and Rose Investment Trust, an Ohio business trust (the "Trust"), and Countrywide Fund Services, Inc., an Ohio corporation ("Countrywide").

     WHEREAS, the Trust has been organized to operate as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust wishes to avail itself of the information, advice, assistance and facilities of Countrywide to perform on behalf of the Trust the services as hereinafter described; and

     WHEREAS, Countrywide wishes to provide such services to the Trust under the conditions set forth below;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust and Countrywide agree as follows:

     1. EMPLOYMENT. The Trust, being duly authorized, hereby employs Countrywide to perform those services described in this Agreement. Countrywide shall perform the obligations thereof upon the terms and conditions hereinafter set forth.

     2. TRUST ADMINISTRATION. Subject to the direction and control of the Trust, Countrywide shall supervise the Trust's business affairs not otherwise supervised by other agents of the Trust. To the extent not otherwise the primary responsibility of, or provided by, other agents of the Trust, Countrywide shall supply (i) non-investment related statistical and research data, (ii) internal regulatory compliance services, and (iii) executive and administrative services. Countrywide shall supervise the preparation of (i) tax returns, (ii) reports to shareholders of the Trust, (iii) reports to and filings with the Securities and Exchange Commission, state securities commissions and Blue Sky authorities including preliminary and definitive proxy materials and post-effective amendments to the Trust's registration statement, and (iv) necessary materials for meetings of the Trust's Board of Trustees unless prepared by other parties under agreement with the Trust. Countrywide shall provide personnel to serve as officers of the Trust if so elected by the Board of Trustees; provided, however, that the Trust shall reimburse Countrywide for the expenses incurred by such personnel in attending Board of Trustees' meetings and shareholders' meetings of the Trust.

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     3.  RECORD  KEEPING AND OTHER  INFORMATION.  Countrywide  shall  create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to contract with the Trust. Where applicable, such records shall be maintained by Countrywide for the periods and in the places required by Rule 31a-2 under the 1940 Act.

     4. AUDIT, INSPECTION AND VISITATION. Countrywide shall make available to the Trust during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Trust or any regulatory agency having authority over the Trust.

     5. COMPENSATION. For the performance of Countrywide's obligations under this Agreement, each series shall pay Countrywide, on the first business day following the end of each month, a fee equal to the annual rate of .20% of the average value during such month of its daily net assets up to $50,000,000; .175% of such assets from $50,000,000 to $100,000,000; and .15% of such assets in excess of $100,000,000; provided, however, that the minimum fee shall be $1,000 per month for each series. Countrywide shall not be required to reimburse the Trust or the Trust's investment adviser for (or have deducted from its fees) any expenses in excess of expense limitations imposed by certain state securities commissions having jurisdiction over the Trust.

     6. LIMITATION OF LIABILITY. Countrywide shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with instructions from the Adviser, provided, however, that such acts or omissions shall not have resulted from Countrywide's willful misfeasance, bad faith or gross negligence.

     7. SERVICES FOR OTHERS. Nothing in this Agreement shall prevent Countrywide or any affiliated person of Countrywide from providing services for any other person, firm or corporation, including other investment companies; provided, however, that Countrywide expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

     8. COMPLIANCE WITH THE INVESTMENT COMPANY ACT OF 1940. The parties hereto acknowledge and agree that nothing contained herein shall be construed to require Countrywide to perform any services for the Trust which services could cause Countrywide to be deemed an "investment adviser" of the Trust within the meaning of Section 2(a)(20) of the 1940 Act or to supersede or contravene the Prospectus or Statement of Additional Information of the Trust or any provisions of the 1940 Act and the rules thereunder.

     9. RENEWAL AND TERMINATION. This Agreement shall become effective on the date first above written and shall remain in force for a period of one (1) year from such date, and from

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year to year  thereafter,  but only so long as such  continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust or Countrywide, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the Trust's outstanding voting securities. This Agreement may be terminated without the payment of any penalty by the Trust upon sixty (60) days' written notice to Countrywide. This Agreement may be terminated by Countrywide without the payment of any penalty upon one hundred and twenty
(120) days' written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment. Upon the termination of this Agreement, the Trust shall pay Countrywide such compensation as may be payable for the period prior to the effective date of such termination.

     10. LIMITATION OF LIABILITY. The term "Brundage, Story and Rose Investment Trust" means and refers to the trustees from time to time serving under the Trust's Agreement and Declaration of Trust as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust.

     11. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                        BRUNDAGE, STORY AND ROSE
                                        INVESTMENT TRUST


                                        By: /s/ Malcolm D. Clarke, Jr.
                                            ---------------------------
                                        Its: President


                                        COUNTRYWIDE FUND SERVICES, INC.

                                        By: /s/ David E. Dennison
                                            -----------------------
                                        Its: Chief Operating Officer